Exhibit 99.1

Data Enhances Understanding of ContraVir’s Complementary Anti-HBV

Compounds Tenofovir Exalidex (TXL™) and CRV431

Presentation Elucidating CRV431 Mode of Action Selected for EASL “Poster Tour”

Edison, NJ, April 22, 2017 — ContraVir Pharmaceuticals, Inc. (NASDAQ: CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, today presented data demonstrating the synergistic antiviral activity from the combination of its two investigational drugs for the treatment of hepatitis B viral (HBV) infection, tenofovir exalidex (TXL™, formerly CMX157) a nucleotide reverse transcriptase inhibitor and CRV431, a cyclophilin inhibitor. In addition, the mode of action (MOA) of CRV431 was further defined.

The data were presented today in separate poster presentations at The International Liver Congress® 2017, the annual meeting of the European Association for the Study of the Liver (EASL) in Amsterdam, The Netherlands. Notably, ContraVir was notified by Dr. Laurent Castera, EASL Secretary General, that the poster elucidating the MOA of CRV431 was selected to be included in a 30-minute EASL “poster tour,” during which key global opinion leaders guide delegates to selected posters related to HBV.

“The two EASL posters support ContraVir’s strategy of combining two drug candidates with distinct and complementary modes of action, an approach that may halt or slow the progression of chronic hepatitis B virus,” said Robert Foster, Pharm.D., Ph.D., ContraVir’s Chief Scientific Officer. “We are especially gratified to be included in one of the EASL poster tours, as the selection reflects the EASL Scientific Programme Committee’s recognition of CRV431 as an antiviral compound with a promising clinical profile and a novel mode of action.”

TXL™, a potent prodrug of the successful antiviral agent tenofovir, works by lowering infectious viral HBV DNA in the liver and blood. CRV431, a cyclophilin inhibitor, complements the activity of TXL™ by reducing levels of the hepatitis B surface antigen (HBsAg), a viral protein that is a marker of HBV infectivity and disease progression. CRV431 also impedes the binding of HBx, another key HBV protein, to cyclophilin A, an important cellular protein; together, HBx and HBsAg are considered essential to hepatitis B viral replication, disease progression, and pathogenesis of liver disease, including fibrosis and liver cancer. The inhibitory effect of CRV431 on the binding of these proteins as seen in in vitro testing potentially provides the environment for the patient’s immune system to disable the HBV virus and its products.

As part of today’s “HBV/HDV Experimental” EASL poster tour, Dr. Foster provided an overview of a poster entitled, “The cyclophilin inhibitor CRV431 prevents both cyclophilin A-HBx complex formation and HBV replication.” The poster demonstrated that CRV431 appears to exert an anti-HBV effect by interfering with the binding interaction between HBx and cyclophilin A, thereby reducing HBV replication.

In the other poster presentation, “CRV431 and CMX157: Anti-HBV combination effects in vitro between a cyclophilin inhibitor and a nucleotide prodrug,” Dr. Foster and colleagues reported that TXL™ and CRV431 synergistically suppress HBV DNA. Overall, the results suggest that combining TXL™ and CRV431 can be a viable therapeutic drug strategy, and that the two agents’ complementary actions may reasonably extend to drugs with other modes of activity.

“The synergistic effects of TXL™ and CRV431 may bring us closer to a ‘functional cure’ of HBV, whereby the virus remains suppressed following completion of drug therapy,” commented Dr. Foster. “Our combination approach may therefore facilitate progress toward the goal of eradicating HBV, potentially relieving patients of the worry of the long-term consequences of infection.”

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The Company is developing two novel anti-HBV compounds with complementary mechanisms of action. One compound, TXL™ is an analog of the antiviral drug Viread® (tenofovir disoproxil fumerate), and is currently in Phase 2a of development. TXL™ has demonstrated the potential for low, once-daily dosing and a low systemic exposure, thereby potentially reducing renal and bone side effects. CRV431, the other anti-HBV compound, is a next-generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV. ContraVir is also developing Valnivudine, an orally available nucleoside analogue prodrug; Valnivudine is currently in Phase 3 for the treatment of herpes zoster. In addition to direct antiviral activity, Phase 2 data suggest that Valnivudine has the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN). For more information visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2016 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028